Exhibit 99.4

FOLD HOLDINGS, INC.
2025 INCENTIVE AWARD PLAN

RESTRICTED STOCK Unit Grant Notice

Fold Holdings, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Fold Holdings, Inc. 2025 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A and the addendum attached thereto (the “Addendum” and, together with the Grant Notice and Restricted Stock Unit Agreement, the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:

Grant Date:

Number of RSUs:

Vesting Commencement Date:

Vesting Schedule: Please refer to Appendix: Vesting Schedule

[FOR GRANTS TO NON-EMPLOYEE DIRECTORS:

The RSUs shall vest in full on the earlier of (i) the one (1) year anniversary of the Vesting Commencement Date and (ii) the day before the date of the next annual shareholders’ meeting of the Company following the Grant Date, subject to Participant’s continued status as a Director through the applicable vesting date.

Notwithstanding the foregoing, (i) if a Change in Control is consummated and Participant remains in continued status as a Director until at least immediately prior to such Change in Control and Participant will not become, as of immediately following such Change in Control, a member of the Board or the board of directors of the successor to the Company (or any parent thereof), the RSUs shall vest in full (to the extent then-unvested) immediately prior to the consummation of such Change in Control; and (ii) if Participant incurs a Termination of Service as a Director by reason of Participant’s death or a termination by the Company or a Subsidiary thereof due to Participant’s Disability, the RSUs shall vest in full (to the extent then-unvested) upon such Termination of Service.]

[FOR GRANTS TO PARTICIPANTS OTHER THAN NON-EMPLOYEE DIRECTORS:

One-fourth (1/4th) of the total number of RSUs shall vest on the first anniversary of the Vesting Commencement Date and one-sixteenth (1/16th) of the total number of RSUs shall vest quarterly thereafter, subject to Participant’s continued status as [an Employee / a Consultant] through the applicable vesting date.]

[Notwithstanding the foregoing, if Participant incurs a Termination of Service as an Employee by reason of Participant’s death or a termination by the Company or a Subsidiary thereof due to Participant’s Disability, the RSUs shall vest in full (to the extent then-unvested) upon such Termination of Service.

Further notwithstanding the foregoing, if a Change in Control is consummated and within twelve (12) months following the consummation of such Change in Control, Participant incurs a Termination of Service as an Employee due to a termination by the Company or a Subsidiary thereof without Cause[ or due to Participant’s resignation for Good Reason] (any such termination, a “Qualifying CIC Termination”), then subject to Participant timely executing and not revoking a release of claims in a form prescribed by the Company (a “Release”) that becomes effective and irrevocable no later than sixty (60) days following the date of such Termination of Service (or such earlier date as set forth in the Release) (the date such Release becomes effective and irrevocable, the “Release Effective Date”), the RSUs shall vest in full (to the extent then-unvested) upon the Release Effective Date. For the avoidance of doubt, if the Release does not become effective and irrevocable on or prior to the sixtieth (60th) day following the Qualifying CIC Termination, then the RSUs (to the extent not then-vested) shall be canceled and forfeited without payment of any consideration therefor on the sixtieth (60th) day following such Termination of Service, and Participant shall have no further right to or interest in such forfeited RSUs.]]

Definition:	For purposes hereof, the following term shall have the respective meanings set forth below: [“Good Reason” shall have the meaning set forth in the Fold Holdings, Inc. Executive Severance Plan.]

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By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. In addition, Participant acknowledges and agrees to be bound by the forfeiture provisions related to Restrictive Covenants (as defined in Exhibit A) set forth in Section 2.1(b) of the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

FOLD HOLDINGS, INC.		PARTICIPANT

By:		By:
Title:	Chief Executive Officer		[Participant Name]
	Fold Holdings, Inc.	Date:

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Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Restricted Stock Unit Agreement or the Addendum attached hereto shall have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

Article I.

general

(a) Award of RSUs. The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan. If the Addendum applies to Participant, in the event of a conflict between the terms of this Agreement or the Plan and the provisions in the Addendum, the terms and conditions in the Addendum shall control.

Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

Article II.

VESTING; forfeiture AND SETTLEMENT

Vesting; Forfeiture.

(a) General. The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated.

(b) Forfeiture.

(i) Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, in the event of Participant’s Termination of Service [as a Director / as an Employee / as a Consultant] for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service, if any).

(ii) In consideration of the grant of the RSUs hereunder, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the RSUs, Participant hereby acknowledges and agrees that, at the Company’s request, Participant shall enter into one or more agreements (in a form to be provided by the Company or any of its Subsidiaries) with the Company or any of its Subsidiaries setting forth restrictive covenants in favor of the Company and its Subsidiaries (the restrictive covenants set forth in any such agreement(s) (including any such agreement entered into prior to the Grant Date), collectively, the “Restrictive Covenants”). In the event of Participant’s Termination of Service for Cause or breach of any Restrictive Covenant, then to the greatest extent permitted by Applicable Law and except as otherwise determined by the Administrator, any unvested RSUs or vested RSUs which have not yet been settled will automatically be forfeited and cancelled as of such breach or Termination of Service, as applicable, without payment.

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Settlement.

(a) RSUs that vest will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than March 15th of the calendar year following the calendar year in which the applicable RSU vests. For the avoidance of doubt, the term “as soon as administratively practicable” shall be construed so as to allow the Company to settle Shares up to the first day of the fiscal quarter following any given vesting date.

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law or an applicable provision of the Plan until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

Article III.

TAXATION AND TAX WITHHOLDING

Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of the RSUs and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

Tax Withholding.

(a) Subject to Section 3.2(b), payment of the applicable withholding tax obligations with respect to the RSUs may be by any of the following, or a combination thereof, as determined by [the Company in its sole discretion / Participant or the Administrator]:

(i) Cash, wire transfer of immediately available funds or check;

(ii) By delivery of Shares, including Shares delivered by attestation, then-owned by Participant valued at their fair market value on the date of delivery;

(iii) By the Company withholding Shares otherwise issuable in respect of the RSUs in satisfaction of any applicable withholding tax obligations, valued at their fair market value on the applicable date; or

(iv) By any combination of (i) – (iii) above.

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(b) Unless [the Company / Participant or the Administrator] otherwise determines, payment of the withholding tax obligations with respect to the RSUs shall be by [delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the applicable tax withholding obligations] / [delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon settlement of the RSUs, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator].

(c) The number of Shares which may be so withheld or surrendered pursuant to Section 3.2(b) above shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, in accordance with Section 9.5 of the Plan.

(d) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary or affiliate thereof or any EOR (as defined below) takes with respect to any tax withholding obligations that arise in connection with the RSUs. None of the Company, any Subsidiary or any affiliate thereof nor any EOR makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Subsidiaries and affiliates do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability. To the extent the Addendum is applicable to Participant, the Addendum sets out applicable tax provisions (if any) for Participant.

Article IV.
other provisions

Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

IV.2 Claw-back. The RSUs and the Shares issuable pursuant to the RSUs shall be subject to the Company’s Policy for Recovery of Erroneously Awarded Compensation, as well as any other claw-back or recoupment policy in effect on the Grant Date or that may be adopted or maintained by the Company following the Grant Date.

Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s People Manager at the Company’s principal office or the People Manager’s then-current email address (currently people@foldapp.com). Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service (or local equivalent if Participant is located outside the United States), when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

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IV.4 Special Provisions for RSUs Granted to Participants Outside the United States. Notwithstanding any other provisions of this Agreement, if Participant performs services for the Company or any of its Subsidiaries or affiliates outside of the United States, including as an employee of a professional employer organization, employer of record or similar third party services provider (each, an “EOR”), the RSUs shall be subject to the special terms, conditions and provisions, if any, for Participant’s country of residence as set forth in the Addendum (the “Non-U.S. Provisions”). If Participant relocates to one of the countries included in the Addendum while the RSUs are outstanding, the special terms, conditions and provisions contained in the Addendum for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Addendum constitutes part of this Agreement. The Company reserves the right to impose other requirements on the RSUs and the Shares delivered upon settlement of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof; provided, however, that this Agreement shall not modify (and shall be subject to the terms and conditions of) any employment, consulting and/or severance agreement, including, for the avoidance of doubt, the Fold Holdings, Inc. Executive Severance Plan (if Participant is a participant thereunder), between the Company or a Subsidiary or affiliate thereof and Participant in effect as of the date a determination is to be made under this Agreement.

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IV.10 Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement (including the Addendum) confers upon Participant any right to continue in the employ or service of the Company, any of its Subsidiaries or affiliates or any EOR or interferes with or restricts in any way the rights of the Company, any of its Subsidiaries or affiliates or any EOR, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or any of its Subsidiaries or affiliates or any EOR (as applicable) and Participant.

Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

Governing Law. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

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ADDENDUM

SPECIAL PROVISIONS FOR PARTICIPANTS OUTSIDE THE UNITED STATES

This Addendum includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Agreement and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Addendum without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.

This Addendum also includes information relating to issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities and other laws in effect in the respective countries as of April 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be outdated when Participant vests in the RSUs and acquires Shares, or when Participant subsequently sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.

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UNITED KINGDOM

The following provisions shall be added to the Agreement:

No Rights to Compensation. Nothing in this Agreement or in the Plan shall give Participant any rights to compensation or damages including, without limitation, for any loss or potential loss that Participant may suffer by reason of the forfeiture of the RSUs or Shares as a result of the termination of the Plan or the Agreement or the lapsing of the RSUs as a result of Participant’s Termination of Service, including where any Termination of Service is subsequently held to be wrongful or unfair.

Release. References to a “Release” when used in the Plan or in the Agreement shall be in a form prescribed by the Company or Participant’s Employer (as defined below) and shall be in full and final settlement of all and any rights and claims that Participant may have against the Company and its Subsidiaries and affiliates (and any EOR) arising out of Participant’s Termination of Service (including both contractual and statutory employment claims).

Special Tax Consequences.

(a) References to “applicable withholding tax obligations” and any similar phrases relating to tax obligations when used in the Plan or in the Agreement shall include income tax, employee’s National Insurance contributions and (at the discretion of the Company and to the extent permitted by law) employer’s National Insurance contributions or other similar taxes arising in any jurisdiction (any, a “Tax Liability”) that are attributable to (i) the grant or vesting of, or any benefit derived by Participant from, the RSUs or the Shares acquired on settlement of the RSUs; (ii) the transfer or issuance of Shares to Participant upon settlement of the RSUs; (iii) any restrictions applicable to any Shares held by Participant ceasing to apply thereto; or (iv) the disposal of any Shares (each event referred to as a “Taxable Event”). Participant will indemnify and keep indemnified the Company and his or her employing company (including an EOR) (the “Employer”), from and against any liability for or obligation to pay any Tax Liability that arises in consequence of any Taxable Event.

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(b) Participant undertakes that, upon request by the Company, he or she will (on or within 14 days of acquiring the Shares) join with his or her Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired on settlement of the RSUs on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.

(c) Participant agrees that if Participant does not pay, or his/her Employer or the Company does not withhold from Participant, the full amount of any income tax arising in respect of any Taxable Event (and to the extent such income tax pertains to a “notional payment” as defined in Section 222(1)(a) of ITEPA) within ninety (90) days after the end of the tax year in which the notional payment is treated as having been made (for the purposes of Section 222 of ITEPA), or such other period specified in Section 222(1)(c) of ITEPA (the “Relevant Period”), then the amount of income tax and employee’s National Insurance contributions that should have been withheld in respect of the notional payment shall constitute a loan owed by Participant to the Employer, effective from the end of the Relevant Period. Participant agrees that the loan will bear interest at His Majesty’s Revenue and Customs’ official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by: (i) withholding the funds from salary, bonus or any other funds due to Participant by the Employer; (ii) withholding Shares otherwise issuable upon settlement of the RSUs or all or a portion of the cash proceeds otherwise due to Participant from the sale of Shares; or (iii) demanding cash or a cheque from Participant. Participant also authorizes the Company to delay the issuance of any Shares to Participant unless and until the loan is repaid in full.

(d) Notwithstanding the foregoing, if Participant is an executive officer or director (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that Participant is an executive officer or director and the full amount of any income tax arising in respect of any Taxable Event (to the extent such income tax pertains to a “notional payment” as defined in Section 222(1)(a) of ITEPA) is not collected from or paid by Participant within ninety (90) days after the end of the tax year in which the notional payment is treated as having been made (for the purposes of Section 222 of ITEPA), or such other period specified in Section 222(1)(c) of ITEPA, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and National Insurance contributions may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and (to the extent permitted by law) National Insurance contributions at any time thereafter by any of the means referred to in this Agreement or the Plan.

Data Protection. The Company, its Subsidiaries and its affiliates will collect and process information relating to Participant in accordance with the data privacy notice which is available on the Company’s intranet.

Disability. Notwithstanding the definition in the Plan, references to “Disability” when used in the Plan or in the Agreement shall mean that Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to have a substantial and long-term negative effect on Participant’s ability to carry out normal daily activities (as determined by the Administrator in its sole discretion).

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